Exhibit 99.1

    Point Therapeutics Reports First Quarter 2007 Financial Results

    BOSTON--(BUSINESS WIRE)--May 10, 2007--Point Therapeutics, Inc. (NASDAQ: POTP) today reported financial results for the fiscal quarter ended March 31, 2007.

    Point reported a net loss of $5,279,000, or $0.14 per basic and diluted share, in the first quarter of 2007, compared with a net loss of $7,857,000, or $0.24 per basic and diluted share, in the first quarter of 2006.

    Research and development expenses decreased to $3,752,000 in the first quarter of 2007 from $6,318,000 in the first quarter of 2006. The majority of the expenses incurred during the first quarter of 2007 related to the Company's two ongoing Phase 3 clinical studies in non-small cell lung cancer. Other research and development related expenses decreased in the first quarter of 2007 as compared to the first quarter of 2006 due to limited research efforts, the completion of manufacturing supplies for our Phase 3 clinical studies during 2006, and a reduction in salaries and bonuses from the first quarter of 2006.

    General and administrative expenses decreased to $1,653,000 in the first quarter of 2007 from $2,018,000 in the first quarter of 2006. The decrease in general and administrative expenses for the quarter resulted primarily from a reduction in bonuses from the first quarter of 2006.

    There was no revenue in the first quarter of 2007, compared with revenue of $139,000 in the first quarter of 2006. Revenue in the first quarter of 2006 related to the Company's $600,000 Orphan Products Development Grant which funded a portion of the Company's Phase 2 study combining talabostat with rituximab in advanced chronic lymphocytic leukemia.

    Interest income was $126,000 in the first quarter of 2007 compared to $341,000 in the first quarter of 2006. The decrease in interest income was due to a lower average cash balance as compared to the prior year.

    Point's cash and restricted cash balance as of March 31, 2007 was $9,090,000. In February 2007, Point raised $4,391,000 in net proceeds relating to the sale of 6,524,000 shares of common stock in a registered direct offering.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company which is currently studying its lead product candidate, talabostat, in two Phase 3 double blind, placebo-controlled trials in metastatic non-small cell lung cancer (NSCLC). Point is also currently studying talabostat in a Phase 2 trial in combination with gemcitabine in Stage IV pancreatic cancer. In addition, Point has studied talabostat in several Phase 2 trials, including in combination with docetaxel in metastatic NSCLC, as a single-agent in metastatic melanoma, in combination with cisplatin in metastatic melanoma, and in combination with rituximab in advanced chronic lymphocytic leukemia.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "projects," "should," "seeks," "plans," "schedules to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statements due to risks and uncertainties to which the Company is subject, and other factors that are described in Form 10-K filed with the Securities and Exchange Commission on March 16, 2007, and from time to time in Point's other reports filed with the Securities and Exchange Commission.




                       POINT THERAPEUTICS, INC.
                    (A Development Stage Company)
                CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)

                                                          Period from
                                                         September 3,
                                                              1996
                                                           (date of
                                                           inception)
                                  Three months ended     through March
                                       March 31,              31,
                                  2007         2006          2007
                               ------------ ------------ -------------
REVENUES
   License revenue             $         -  $         -  $  5,115,041
   Sponsored research revenue            -      138,795     3,000,000
                               ------------ ------------ -------------
            Total revenues               -      138,795     8,115,041
                               ------------ ------------ -------------


OPERATING EXPENSES
   Research and development      3,752,150    6,318,363    78,252,490
   General and administrative    1,652,665    2,018,397    29,716,427
                               ------------ ------------ -------------
            Total operating
             expenses            5,404,815    8,336,760   107,968,917
                               ------------ ------------ -------------

Net loss from operations        (5,404,815)  (8,197,965)  (99,853,876)

Interest income                    125,774      341,352     2,923,911
Interest expense                         -            -       (82,652)
                               ------------ ------------ -------------
Net loss                       $(5,279,041) $(7,856,613) $(97,012,617)
                               ============ ============ =============

Basic and diluted net loss per
 common share                  $     (0.14) $     (0.24)
                               ============ ============
Basis and diluted weighted
 average common shares
 outstanding                    36,627,866   32,754,959
                               ============ ============





                       POINT THERAPEUTICS, INC.
                    (A Development Stage Company)
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)

                                              March 31,   December 31,
                                                 2007         2006
                                             ------------ ------------
ASSETS
Cash, cash equivalents and restricted cash   $ 9,089,696  $10,097,930
Property and equipment, net                      210,912      238,395
Other assets                                   1,828,748    2,231,459
                                             ------------ ------------

Total assets                                 $11,129,356  $12,567,784
                                             ============ ============



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                          $ 3,835,010  $ 4,579,836
Other liabilities                                 36,601       36,601
Total stockholders' equity                     7,257,745    7,951,347
                                             ------------ ------------

Total liabilities and stockholders' equity   $11,129,356  $12,567,784
                                             ============ ============


    CONTACT: Point Therapeutics, Inc.
             Richard Small, 617-933-2136
             Senior Vice President, Chief Financial Officer